WSC and WSCM
Investment Adviser
Code of Ethics

© Copyright 2012, National Regulatory Services. All rights reserved.

WSC AND WSCM
CODE OF ETHICS
7/24/2012 TO CURRENT

Table of Contents

1 - Statement of General Policy

2 - Definitions

3 - Standards of Business Conduct

4 - Social Media

5 - Prohibition Against Insider Trading

6 - Personal Securities Transactions

7 - Pre-Clearance

8 - Compliance Procedures

9 - Protecting the Confidentiality of Client Information

10 - Political Contributions

11 - Gifts and Entertainment

12 - Rumor Mongering

13 - Service as an Officer or Director

14 - Anti-Corruption Practices

15 - Whistleblower Policy

16 - Reporting Violations and Sanctions

17 - Records

18 - Acknowledgement

Statement of General Policy

This Code of Ethics (“Code”) of 2010 has been adopted and updated by WSC and WSCM or the ‘Firm’ and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). Our Code of Ethics covers the Access Persons. The Code also supplements the Firm’s Outside Accounts of Associated/Non-Associated Persons Policy (Section 2.4) of the Broker-Dealer Policies & Procedures Manual.

This Code establishes rules of conduct for all employees of WSC and WSCM and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that WSC and WSCM and its employees owe a fiduciary duty to WSC and WSCM’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by WSC and WSCM continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both WSC and WSCM and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the WSC and WSCM has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

WSC and WSCM and its employees are subject to the following specific fiduciary obligations when dealing with clients:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, WSC and WSCM expects every employee to demonstrate the highest standards of ethical conduct for continued employment with WSC and WSCM. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with WSC and WSCM. WSC and WSCM’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of Christopher Meyer, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with WSC and WSCM.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of WSC and WSCM in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with Christopher Meyer, or Paul Gulden, Capital Management Division Head. Christopher Meyer, or Paul Gulden, may grant exceptions to certain provisions contained in the Code only in those situations when it is clear that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Christopher Meyer, or Paul Gulden, will periodically report to senior management of WSC and WSCM to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply to the Firm’s employees in Wellington Shields & Co., LLC and Wellington Shields Capital Management the Dickerson Group and P.G. Group:

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“Access person” means any supervised person of the Capital Management Division, Dickerson Division and P.G. Division who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client or mutual fund our Firm or its control affiliates manage, or is involved in making securities recommendations to clients that are nonpublic.

•
“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

•
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•
“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless WSC and WSCM or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless WSC and WSCM or a control affiliate acts as the investment adviser or principal underwriter for the fund.

•
“Supervised person” means directors, officers and partners of WSC and WSCM (or other persons occupying a similar status or performing similar functions), employees at Wellington Shields & Co., LLC and Wellington Shields Capital Management, Dickerson Group or the P.G. Group of WSC and WSCM; and any other person who provides advice on behalf of WSC and WSCM and is subject to WSC and WSCM’s supervision and control.

Standards of Business Conduct

WSC and WSCM places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Access Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all WSC and WSCM’s Access Persons as defined herein. These procedures cover transactions in a reportable security in which an Access Person has a beneficial interest in or accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for WSC and WSCM or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Social Media

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and recording keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the firm. Accordingly, WSC and WSCM seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

Approved Participation. Employees are required to obtain approval prior to establishing a social networking account and/or participating on a pre-existing social media site for business purposes.

Employee Usage Guidelines, Content Standards and Monitoring

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Unless otherwise prohibited by federal or state laws, WSC and WSCM will request or require employees provide Christopher Meyer or other designated person with access to such approved social networking accounts.

•	We maintain a database containing approved communications that may be used on social networking sites.
•	Static content posted on social networking sites must be preapproved by Christopher Meyer or other designee.
•	Employees are prohibited from:
o
posting any misleading statements; any information about our Firm’s clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our firm; or trading activities;

o	soliciting comments or postings regarding WSC and WSCM that could be construed as testimonials;
o	soliciting client recommendations on LinkedIn; employees are prohibited from publicly posting a client’s recommendation to their LinkedIn profile;
o	employees cannot link from a personal blog or social networking site to WSC and WSCM’s internal or external website.

Use of Personal Sites

WSC and WSCM prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the Firm.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and WSC and WSCM to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and WSC and WSCM may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of WSC and WSCM and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify Christopher Meyer immediately if you have any reason to believe that you may have inside information or if a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by WSC and WSCM), while in the possession of material, nonpublic information,  nor may any personnel of WSC and WSCM communicate material, nonpublic information to others in violation of the law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to Christopher Meyer or to Paul Gulden.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to WSC and WSCM’s securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by WSC and WSCM (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to Christopher Meyer or to Paul Gulden.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to Christopher Meyer or Paul Gulden.
•	After Christopher Meyer or Paul Gulden has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with Christopher Meyer or Paul Gulden before taking any action. This degree of caution will protect you, our clients, and the firm.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of WSC and WSCM or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, WSC and WSCM must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact Christopher Meyer or Paul Gulden immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of WSC and WSCM and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.	Restricted List

Although WSC and WSCM does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Trading Desk may place certain securities on a “restricted list.” Access Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of Access Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. Christopher Meyer shall take steps to promptly inform the Firm’s Trading Desk of the securities listed on the restricted list.

Personal Securities Transactions

General Policy

WSC and WSCM has adopted the following principles governing personal investment activities for all Access. The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
•	Access Persons must not take inappropriate advantage of their positions.

Employee Trading Policy

Pre-approval for Access Person Accounts

It will be the responsibility of every Access Person to pre-clear any personal trades for their Accounts through Wellington’s Trading Desk, either verbally or via email.

For Wellington Shields & Co., Inc., and Wellington Shields Capital Management Accounts

For any personal transactions for Access Persons or their related persons in personal Accounts maintained at Wellington Shields & Co., Inc., the Trading Desk will approve transactions in a security only 1) AFTER the completion of any client transactions in that security on that trading day, and 2) if the security is NOT on the Firm’s Restricted. Trading Desk approvals are valid only for the trading day approved. For personal Accounts maintained at the Firm, the Trading Desk will enter personal approved transactions and report the execution of the transaction (s) to the Access Person.

For Accounts other than Wellington Shields & Co., Inc.

For any personal transactions for Access Persons or their related persons in personal Accounts maintained at firms other than Wellington Shields & Co., Inc., the Trading Desk will approve transactions in a security only 1) AFTER the completion of any client transactions in that security on that trading day, and 2) if the security is NOT on the Firm’s Restricted List. Trading Desk approvals are valid only on the trading day approved. Once approved, the Access Person may proceed and place the order(s) with the outside firm on the day approved. If not executed on the approval day, a pre-approval request will have to be re-submitted.

If a request is received verbally or e-mail by the Trading Desk, clearance will be approved or denied by the Trading Desk.

This Pre-approval policy applies to all Access Persons, and their immediate family members sharing the same household, whether the brokerage account is held here or at an outside firm. If an employee is trading in an outside account, it is still their responsibility to contact the Firm’s Trading Desk for pre-clearance.

Covered Transactions

The pre-approval policy covers transactions in all securities, including stocks, bonds, options, warrants, and exchange traded funds (‘ETFs’), among many others.

Pre-approval is NOT required for personal transactions in the following:

▪	certificates of deposits,
▪	open-end mutual funds, unless WSC or WSCM is adviser to the mutual fund,
▪	money market funds,
▪	U.S. Government, Treasury and Agency securities,
▪	automatic dividend reinvestment plans,

▪	529 plans, and
▪	variable annuities, unless WSC or WSCM is adviser to the variable annuity.

Sanctions

If an Access Person disregards the Firm’s Pre-Approval Policy or acts in any manner that does not support Wellington Shields & Co., Inc.’s fiduciary duty to clients, the following disciplinary actions may be taken:

▪	Cancellation of trades
▪	Return of profits
▪	Trading restrictions
▪	Formal written admonition
▪	Suspension
▪	Termination of employment

Pre-Clearance Required for Participation in IPOs

No Access Person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his/her Account, or an Account for a related person, as defined herein without the prior written approval of Christopher Meyer or Paul Gulden who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No Access Person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of Christopher Meyer, or a designate officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance

WSC and WSCM has instituted a policy whereby access persons are prohibited from purchasing any reportable securities for a covered account unless pre-clearance for each such transaction is granted by the CCO or other designee. Any questions whatsoever regarding this policy should be directed to either the CCO or other designee. An access person is permitted, without obtaining pre-clearance, to purchase or sell any exempt (non-reportable) security.

A supervised person may, directly or indirectly, dispose of beneficial ownership of such reportable securities only if: (i) such purchase or sale has been approved by the CCO or other designee; (ii) the approved transaction is completed by the close of business on the [same trading day OR following trading day] such approval is granted; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance for such transactions must be obtained by completing and signing the Pre-clearance Form provided for that purpose by Christopher Meyer. Christopher Meyer or other designee monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Compliance Procedures

Pre-approval for Transactions in Personal Accounts

SEE PRE-APPROVAL SECTION OF PERSONAL SECURITIES TRANSACTIONS ABOVE FOR REQUIREMENTS AND APPROVAL PROCESS.

Reporting Requirements

Every Access Person shall provide initial and annual holdings reports and quarterly transaction reports to Christopher Meyer and to Paul Gulden, or his designee, which must contain the information described below. It is the policy of WSC and WSCM that each Access Person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Christopher Meyer and to Paul Gulden, or his designee.

1.	Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, file an initial holdings report containing the following information:

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The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person had any direct or indirect beneficial interest ownership when the person becomes an Access Person;

•
The name of any broker, dealer or bank, account name, number and location with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

•	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

2.	Annual Holdings Report

Every Access Person shall, no later than January 30 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the Access Persons had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the Access Person.

4.	Exempt Transactions

An Access Person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan;

•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that WSC and WSCM holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.	Monitoring and Review of Personal Securities Transactions

Christopher Meyer, Paul Gulden or his designee will monitor and review all reports required under the Code for compliance with WSC and WSCM’s policies regarding personal securities transactions and applicable SEC rules and regulations. Christopher Meyer, or Paul Gulden, may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed WSC and WSCM. Any transactions for any accounts of Christopher Meyer will be reviewed and approved by the President or other designated supervisory person. Christopher Meyer, Paul Gulden, or his designee, shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of WSC and WSCM, the Firm gains access to non-public information about its advisory clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for, investment recommendations made or transactions entered into on behalf of advisory clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to WSC and WSCM’s current or former advisory clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure Of Confidential Client Information

All information regarding WSC and WSCM’s advisory clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. WSC and WSCM does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. WSC and WSCM will require that any financial intermediary, agent or other service provider utilized by WSC and WSCM (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by WSC and WSCM only for the performance of the specific service requested by WSC and WSCM;

•	As appropriate for routine tax reporting and filings required by law;
•
As required by legal process, regulatory authorities or law enforcement officials who have jurisdiction over WSC and WSCM, or as otherwise required by any applicable law. In the event WSC and WSCM is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, WSC and WSCM shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All Access Persons are prohibited, either during or after the termination of their employment with WSC and WSCM, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. An Access Person is permitted to disclose Confidential Client Information only to such other Access Persons who need to have access to such information to deliver the WSC and WSCM’s services to the client.

Access Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with WSC and WSCM, must  return all such documents to WSC and WSCM.

Any Access Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security Of Confidential Personal Information

WSC and WSCM enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those Access Persons who need to know such information to provide WSC and WSCM’s services to advisory clients;

•
Any Access Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Access Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, WSC and WSCM and all Access Persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P WSC and WSCM has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

Christopher Meyer is responsible for reviewing, maintaining and enforcing WSC and WSCM’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy requires the written approval of Christopher Meyer.

Political Contributions

The SEC adopted the ‘Pay-to-Play Rule’ which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (‘covered associates’) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to WSC and WSCM’s Political Contributions policy:

“Contribution” is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or  anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Covered Associate” means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee (“PAC”) controlled by the adviser or by any of its covered associates.

The rule contains three major prohibitions: (1) if the adviser or a covered associate makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its “covered associates” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing or seeking business from a Government Client; and (3) limits the ability of an adviser and its covered associates to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its covered associates from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s covered associate that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the official at the time of the contribution.

General Policy

It is WSC and WSCM’s policy to permit the firm, and its covered associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

WSC and WSCM recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of the Rule can potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, WSC and WSCM’s practice is to restrict, monitor and require prior approval of any political contributions to government officials.

•	Christopher Meyer, or other designee, will determine who is deemed to be a “covered associate” of the firm, each such person will be promptly informed of his or her status as a covered associate;

•
Christopher Meyer, or other designee, will obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be covered associates, regarding any political contributions made within the preceding two years (from the date s/he becomes a covered associate) if such person will be soliciting municipal business;

•	On at least an annual basis, Christopher Meyer, or other designee, will require covered associates to confirm that such person(s) have reported any and all political contributions.

Pre-Clearance Required by Covered Associates for Political Contributions

No covered associate shall make a political contribution without prior written approval of Christopher Meyer who has been provided with full details of the proposed contribution. Such information will be reported to the CCO utilizing WSC and WSCM’s Political Contribution Pre-Approval Form; approval or denial of such request will also be documented on this Form.

Note that while the Pay-to-Play rule permits de minimis contributions to be made without triggering a timeout period, WSC and WSCM requires covered associates to obtain pre-clearance of such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its covered associates.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. WSC and WSCM has adopted the policies set forth below to guide Access Persons in this area.

General Policy

WSC and WSCM’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
•
Access Persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving WSC and WSCM, or that others might reasonably believe would influence those decisions;

•
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule, e.g., FINRA Rules, that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

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Any Access Person who accepts, directly or indirectly, anything of value from any person or entity, including clients, that does business with or on behalf of WSC and WSCM, including gifts and gratuities with value in excess of $100 per year must report and obtain consent from John O’Brien, or Paul Gulden, before accepting such gift.

•
This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with WSC and WSCM.

•
This gift reporting requirement is for the purpose of helping WSC and WSCM monitor the activities of its Access Persons. However, the reporting of a gift does not relieve any Access Person from the obligations and policies set forth in this Section, anywhere else in this Code or the Firm’s Broker-dealer Policies & Procedures Manual. If you have any questions or concerns about the appropriateness of any gift, please consult Christopher Meyer or Paul Gulden.

Rumor Mongering

Spreading false rumors to manipulate the market is illegal under U.S securities laws. Moreover, this type of activity is considered by regulators to be a highly detrimental form of market abuse damaging both investor confidence and companies constituting important components of the financial system. This form of market abuse is vigorously investigated and prosecuted. Although there may be legitimate reasons to discuss rumors under certain circumstances; for example, to attempt to explain observable fluctuations in the market or a particular issuer’s share price, the dissemination of false information in the market in order to capitalize on the effect of such dissemination for personal or client accounts is unethical and will not be tolerated. Firms are required to take special care to ensure that its personnel neither generate rumors nor pass on rumors to clients or other market participants in an irresponsible manner.

Even where a rumor turns out to be true, among other things, trading on unsubstantiated information also creates a risk that the firm may trade on inside information which was leaked in violation of the law.

General Policy

It is WSC and WSCM’s policy that unverified information be communicated responsibly, if at all, and in a manner which will not distort the market. No supervised person of WSC and WSCM shall originate a false or misleading rumor in any way, or pass-on an unsubstantiated rumor about a security or its issuer for the  purpose of influencing the market price of the security.

Communications issued from WSC and WSCM should be professional at all times, avoiding sensational or exaggerated language. Factual statements which could reasonably be expected to impact the market should be carefully verified, if possible, before being issued in accordance with the procedures set forth below. Verification efforts should be documented in writing and maintained in the firm’s records.

These guidelines apply equally to written communications, including those issued via Bloomberg, instant messaging, email, chat rooms or included in published research notes, articles or newsletters, as well as to verbal communications. Statements which can reasonably be expected to impact the market include those purporting to contain factual, material or non-public information or information of a price-sensitive nature. The facts and circumstances surrounding the statement will dictate the likelihood of market impact.

For example, times of nervous or volatile markets increase both the opportunity for and the impact of rumors. If a supervised person is uncertain of the likely market impact of the dissemination of particular information, he/she should consult the Chief Compliance Officer or a member of senior management.

What is a Rumor? In the context of this policy, “rumor” means either a false or misleading statement which has been deliberately fabricated or a statement or other information purporting to be factual but which is unsubstantiated. A statement is not a rumor if it is clearly an expression of opinion, such as an analyst’s view of a company’s prospects. Rumors often originate from but are not limited to Internet blogs or bulletin boards among other sources.

When is a Rumor Unsubstantiated? In the context of this policy, a rumor is unsubstantiated when it is:

•	not published by widely circulated public media, or
•	the source is not identified in writing, and
•	there has been no action or statement by a regulator, court or legal authority lending credence to the rumor, or
•	there has been no acknowledgement or comment on the rumor from an official spokesperson or senior management of the issuer.

When May a Rumor Be Communicated? Rumors may be discussed legitimately within the confines of the firm, for example, within an Investment Committee Meeting, when appropriate, for example, to explain or speculate regarding observable market behavior.

A rumor may also be communicated externally, that is, with clients or other market participants such as a broker or other counterparty, only:

•	as set forth in these procedures,
•	when a legitimate business purpose exists for discussing the rumor.

Legitimate Business Purposes for Communicating a Rumor Externally: Legitimate business purposes for discussing rumors outside of the confines of the firm include:

•	when a client is seeking an explanation for erratic share price movement or trading conditions of a security which could be explained by the rumor, or
•	discussions among market participants seeking to explain market or trading conditions or one’s views regarding the validity of a rumor.

Form in Which Rumor Can Be Communicated Externally: Where a legitimate business purpose exists for discussing a rumor externally, care should be taken to ensure that the rumor is communicated in a manner that:

•	provides the origin of the information (where possible);
•	gives it no additional credibility or embellishment;
•	makes clear that the information is a rumor; and
•	makes clear that the information has not been verified.

Trading: Where a decision to place a trade in a client account is based principally on a rumor, the portfolio manager or trader must obtain the prior approval of a member of senior management.

Reporting & Monitoring: In order to ensure compliance with this policy, WSC and WSCM may seek to uncover the creation and/or dissemination of false or misleading rumors by supervised persons for the purpose of influencing the market price of the security through targeted monitoring of communications and/or trading activities. For example, the Chief Compliance Officer may proactively select and review random  emails or conduct targeted word searches of emails, or Bloomberg/instant messages. He/she may also flag trading pattern anomalies or unusual price fluctuations and retrospectively review emails, phone calls, Bloomberg/instant messages, etc. where highly unusual and apparently fortuitous profit or loss avoidance is uncovered.

Supervised persons are required to report to the Chief Compliance Officer or a member of senior management when he/she has just cause to suspect that another supervised person of WSC and WSCM has deliberately fabricated and disseminated a false or misleading rumor or otherwise communicated an unsubstantiated rumor about a security or its issuer for the purpose of influencing the market price of the security.

Service as an Officer or Director

No Access Person shall serve as an officer or on the board of directors of any private or publicly traded company without prior authorization by Christopher Meyer, Paul Gulden, or a designated supervisory person based upon a determination that such officer position or board service would be consistent with the interest of WSC and WSCM’s advisory clients. Where any officer position or board service is approved WSC and WSCM shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Anti-Corruption Practices

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations, including among others, the U.S. Foreign Corrupt Practices Act of 1977 as amended (the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”). Both these laws make it illegal for U.S. citizens and companies, including their employees, directors, stockholders, agents and anyone acting on their behalf (regardless of whether they are U.S. citizens or companies), to bribe non-U.S. government officials. The Bribery Act is more expansive in that it criminalizes commercial bribery and public corruption, as well as the receipt of improper payments.

General Policy

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. Senior Management has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the firm and company personnel at risk. Therefore, while managers and Senior Management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of our company’s policies to a member of the firm’s Senior Management and/or the Chief Compliance Officer.

•	Because of regulatory implications, employees are prohibited from providing anything of value to a foreign government official without first obtaining approval from a designated officer of the firm.
•	Employees are prohibited from making any facilitation payments.
•	Our HR policies ensure that no employee will suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business.
•
Employees should contact Christopher Meyer or other designee directly with any questions concerning the firm’s practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions).

•
[Edit as appropriate: To facilitate internal reporting by firm employees, the firm has established several alternatives methods to allow employees to report their concerns, including drop boxes, a toll-free number, and open channels of communications to the firm’s compliance staff.]

•
Internal reports will be handled promptly and discretely, with the overall intent to maintain the anonymity of the individual making the report. When appropriate, investigations of such reports may be conducted by independent personnel.

•	Employees are required to provide annual written certification of his/her commitment to abide by the firm’s anti-corruption policy.
•
Employees are required to promptly report to Christopher Meyer or other designated officer any incident or perceived incident of bribery; consistent with our firm’s Whistleblower reporting procedures; such reports will be investigated and handled promptly and discretely.

Violations of the firm’s anti-corruption policies may result in disciplinary actions up to and including termination of employment.

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual, and their consistent implementation by all supervised persons of WSC and WSCM evidence the Firm’s unwavering intent to place the interests of clients ahead of self interest for WSC and WSCM, our management and staff.

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s principal or a similarly designated officer, has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that supervised persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a supervised person or other party) confidentially and without retaliation.

WSC and WSCM’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Supervised persons may report potential misconduct by submitting a ‘Report a Violation’ form available on  the main web portal of this program. By default, the report will be submitted anonymously unless the individual unchecks the box that indicates the sender wishes to remain anonymous. Reports of violations or suspected violations must be reported to Christopher Meyer or, provided the CCO also receives such reports, to other designated members of senior management. Supervised persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or  illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable WSC and WSCM to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A supervised person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Reporting Violations and Sanctions

All Access Persons shall promptly report to Christopher Meyer or Paul Gulden all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

Christopher Meyer or Paul Gulden shall promptly report to senior management all apparent material violations of the Code. When Christopher Meyer or Paul Gulden finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act he may, in his discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Records

Christopher Meyer, Paul Gulden or their designee, shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	A record of any violation of WSC and WSCM’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•
A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of WSC and WSCM;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, Access Persons;
•
A record of any decision and reasons supporting such decision to approve an Access Persons’ acquisition of securities in IPOs and/or limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Certification

All Access Persons will be provided with a copy of the Code and must initially certify in writing to Christopher Meyer or Paul Gulden that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all Accounts and Account holdings as required by the Code.

Acknowledgement of Amendments

All Access Persons shall receive any amendments to the Code and must certify to Christopher Meyer, or Paul Gulden, in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All Access Persons must annually certify in writing to Christopher Meyer, or Paul Gulden, that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Access Persons should contact Christopher Meyer or Paul Gulden regarding any inquiries pertaining to the Code or the policies established herein.